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                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement
on Form S-11 (File No. 333-     ) of our reports dated July 15, 1996, on our
audits of the balance sheet of Prentiss Property Trust, the financial statements and financial statement schedule of the Predecessor Company, the combined statements of revenues and certain operating expenses of the Prentiss Group Acquisition Properties, and the combined statements of revenues and certain operating expenses of the Other Acquisition Properties. We also consent to inclusion in this registration statement of our reports dated August 30, 1996, on our audit of the statement of revenues and certain operating expenses of Bachman Creek and Park West E1 and E2 Properties.

                                          /s/ Coopers & Lybrand L.L.P.

Dallas, Texas

October 17, 1996